Exhibit 23.2
[Letterhead of Huddleston & Co., Inc.]
June 15, 2009
Helix Energy Solutions Group, Inc.
 400 North Sam Houston Parkway East
 Suite 400
 Houston, TX 77060

Re:	Helix Energy Solutions Group, Inc.
Securities and Exchange Commission
Form 8-K
Consent Letter
Gentlemen:
The firm of Huddleston & Co., Inc. consents to the naming of it as experts and to the incorporation by reference of its report letter dated February 5, 2009 concerning the proved reserves as of January 1, 2009 attributable to Energy Resource Technology GOM, Inc. in the Current Report of Helix Energy Solutions Group, Inc. on Form 8-K to be filed with the Securities and Exchange Commission. Huddleston & Co., Inc. has no interests in Helix Energy Solutions Group, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Helix Energy Solutions Group, Inc. We are not employed by Helix Energy Solutions Group, Inc. on a contingent basis.

Very truly yours, HUDDLESTON & CO., INC.
By:	/s/ PETER D. HUDDLESTON
	Name:	Peter D. Huddleston, P.E.
	Title:	President